Exhibit 4.3

BTI SYSTEMS INC.

AMENDED AND RESTATED 2012 STOCK OPTION PLAN AND LONG-TERM INCENTIVE PLAN

As adopted and effective March 28, 2013

As amended on November 8, 2013, May 14, 2014, and January 24, 2016.

BTI SYSTEMS INC.

AMENDED AND RESTATED 2012 STOCK OPTION PLAN AND LONG-TERM INCENTIVE PLAN

ARTICLE 1

PURPOSE AND ADMINSTRATION

Section 1.1	Purpose of the Plan

The purpose of this Plan is to advance the interests of the Corporation by: (i) providing Eligible Persons with additional incentive; (ii) increasing the proprietary interest of Eligible Persons in the success of the Corporation; (iii) encouraging Eligible Persons to remain with the Corporation; and (iv) attracting new Employees, Officers, Directors and Consultants.

Section 1.2	Definitions

For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Affiliate” or “Affiliated Entity” means any entity that is an affiliated entity of the Corporation as defined under NI 45-106;

(b)	“Applicable Rules” means the securities laws of any applicable jurisdiction or the rules applicable to any stock exchange or quotation system on which the Corporation’s Shares are listed or quoted or on which the Corporation wishes to list or quote its Shares, including any required prior regulatory or shareholder consent;

(c)	“Associate” has the meaning given to that term in the OSA;

(d)	“Award” means an Option or Restricted Share Unit;

(e)	“Board” means the Board of Directors of the Corporation or a committee of the Board of Directors appointed in accordance with the Plan;

(f)	“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario;

(g)	“Common Shares” means the common shares in the capital of the Corporation;

(h)	“Consultant” means an individual that:

(i)	is engaged to provide on a bona fide basis consulting, technical, management or other services to the Corporation or an Affiliated Entity under a written contract between the Corporation or the Affiliated Entity and the individual or a company or partnership of which that individual is an employee, shareholder or partner; and

(ii)	in the reasonable opinion of the Board, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliated Entity;

(i)	“Consultant Company” means, for an individual Consultant, a company of which the individual Consultant is an employee or a shareholder;

(j)	“Consultant Partnership” means, for an individual Consultant, a partnership of which the individual Consultant is an employee or a partner;

(k)	“Corporation” means BTI Systems Inc. and its successors, and, except where the context otherwise requires, the term “Corporation” includes Affiliated Entities of the Corporation;

(l)	“Date of Disability” shall have the meaning set forth in Section 1.7;

(m)	“Date of Grant” means the date a Participant is granted an Option or a Restricted Share Unit;

(n)	“Deposit Receipt” means a receipt given to a Participant evidencing the Participant’s interest in Shares;

(o)	“Director” means a member of the board of directors of the Corporation or a member of the board of directors of an Affiliated Entity;

(p)	“Disability” either

(i)	has the meaning given to that term in any written employment or consulting agreement between the Corporation and the Eligible Person or in any written employment policy, manual or insurance policy of the Corporation, or

(ii)	if there is no applicable written definition of this term, means the mental or physical state of the Eligible Person resulting in the Eligible Person being unable as a result of illness, disease, mental or physical disability or similar cause, as determined by a legally qualified medical practitioner selected by the Corporation, to fulfil the Eligible Person’s obligations to the Corporation either for any consecutive 180-day period or for any period of 180 days (whether or not consecutive) in any consecutive 365-day period;

(q)	“Eligible Person”, subject to all applicable law, means any Employee, Officer, Director (including a corporation all of the voting stock of which is controlled by the Employee, Officer or Director, as the case may be) or Consultant (and includes any of these persons who are on an approved leave of absence authorized by the Board or the board of directors of any Affiliated Entity), or who is a person, or belongs to a class of person, designated as an “Eligible Person” by the Board;

(r)	“Employee” means a person employed on a full-time or part-time basis by the Corporation or an Affiliated Entity of the Corporation, other than an Executive;

(s)	“Executive” means a Director or an Officer;

(t)	“Fair Value” has the meaning given to that term in Section 2.1;

(u)	“Investment Administrator” means a trustee, custodian, or administrator acting on behalf of or for the benefit of an Eligible Person;

(v)	“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions, as promulgated by the Canadian securities commissions, as such instrument may be amended, and includes, without limitation, any successor instrument thereto.

(w)	“Non-Conforming Amendment” means an amendment to the Plan made after the prior shareholder approval referred to in Section 1.6(1) has been obtained that would result in the Corporation exceeding any restriction in Section 1.6(2)(a) to Section 1.6(2)(d);

(x)	“Non-Voting Common Shares” means the non-voting common shares in the capital of the Corporation;

(y)	“Officer” means an officer of the Corporation or an Affiliated Entity, duly appointed by the Board or the board of directors of an Affiliated Entity, as applicable;

(z)	“Option” means a right granted to an Eligible Person to purchase Shares of the Corporation on the terms of this Plan;

(aa)	“Option Agreement” means the agreement between a Participant and the Corporation granting Options, substantially in the form as set out in Schedule “A”;

(bb)	“OSA” means the Securities Act (Ontario), as amended;

(cc)	“Outstanding Issue” means: (i) for the purposes of Section 1.6(2)(a) and Section 1.6(2)(b), the number of Common Shares and Non-Voting Common Shares outstanding, plus the number of Common Shares issuable on the conversion of the outstanding convertible preferred shares of the Corporation, immediately before the share issuance for which the determination is to be made, excluding Common Shares or Non-Voting Common Shares issued as or under Share Compensation Arrangements during the preceding 12 month period, or (ii) otherwise, the number of Common Shares and Non-Voting Common Shares outstanding, plus the number of Common Shares issuable on the conversion of any convertible preferred shares of the Corporation;

(dd)	“Participant” means an Eligible Person to whom an Option has been granted;

(ee)	“Plan” means this Amended and Restated 2012 Stock Option Plan and Long-Term Incentive Plan, as amended from time to time;

(ff)	“Public Company” means a corporation any portion of the shares of which is freely tradeable to and between members of the public without the requirement of filing a prospectus or similar document and the shares of which are traded on a published market (being any market on which shares are traded if the prices at which they have been traded on that market are regularly published in a newspaper or business or financial publication of general and regular paid circulation);

(gg)	“registrant” has the meaning ascribed thereto in Section 1(1) of the OSA;

(hh)	“Related Person” has the meaning given to that term in NI 45-106;

(ii)	“Restricted Share Unit” or “RSU” means a bookkeeping entry representing an amount equal to the fair market value of a Share granted pursuant to the RSU Appendix. Each RSU represents an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of the applicable Restricted Share Unit Agreement, and each holder of an RSU shall have no rights other than those of a general creditor of the Corporation;

(jj)	“RSU Appendix” means an appendix to this Plan pursuant to which RSUs are granted;

(kk)	“Share” means a Common Share or a Non-Voting Common Share of the Corporation, and, in the event of a substitution or adjustment contemplated by Section 8.2, Section 8.8, and/or Section 8.9, such other shares or securities to which a Participant may be entitled upon the exercise of an Option or settlement of an RSU as a result of such substitution or adjustment;

(ll)	“Share Compensation Arrangement” means a compensation or incentive mechanism involving the potential issuance of Shares to persons referred to in the definition of “Participant” for services provided or expected to be provided to the Corporation or an Affiliated Entity, and includes any “incentive” or “incentive plan” of the Corporation as such terms are defined in the NI 45-106 and, if the Shares are listed on the TSX, as defined in the TSX Company Manual;

(mm)	“Shareholders’ Agreement” means the Fourteenth Amended and Restated Shareholders’ Agreement dated as of November 22, 2015 made by and between the Corporation and certain other shareholders of the Corporation, as the same may be amended or restated, from time to time, and any successor agreement thereto;

(nn)	“Termination Date” means the date on which a Participant ceases to be an Eligible Person, as determined in accordance with Section 1.7;

(oo)	“Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, hypothecation, charge, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and

(pp)	“TSX” means the Toronto Stock Exchange.

Section 1.3	Administration by the Board of Directors

This Plan will be administered by the Board or any compensation committee thereof in which case all references to the term “Board” will be deemed to be references to the committee.

Section 1.4	Administration.

Subject to this Plan, the Board has the authority to:

(1)	grant Awards to Eligible Persons;

(2)	determine the terms of Award grants, including any limitations, restrictions and conditions upon those grants, which terms need not be identical;

(3)	determine if the Shares issuable upon exercise of the Options or settlement of RSUs shall be Common Shares or Non-Voting Common Shares;

(4)	issue Shares upon the exercise of Options or settlement of Restricted Share Units;

(5)	effect any repurchase of Shares, Options, RSUs, or other rights contemplated by this Plan;

(6)	interpret this Plan and adopt, amend or rescind any administrative guideline and other rule relating to this Plan as it may from time to time consider advisable, subject to any required approval by an applicable regulatory authority; and

(7)	make all other determinations and take all other actions in connection with the

(8)	implementation and administration of this Plan as it may consider necessary or advisable.

The Board’s guidelines, rules, interpretations and determinations will be conclusive and binding upon all parties.

Section 1.5	Shares Reserved

The Corporation hereby reserves for issuance under this Plan an aggregate of 100,000,000,000 Shares, which number includes any Shares previously issued under this Plan and the 2003 Amended and Restated Stock Option Plan of the Corporation. Any Share subject to an Award that, for any reason, has been cancelled or terminated without having been exercised, will again be available under this Plan.

Section 1.6	Restrictions on Issuances

The following restrictions shall apply to this Plan, unless and until such time as the Corporation has only one (1) shareholder:

(1)	Unless prior shareholder approval is obtained for the Plan and for any Non-Conforming Amendment in accordance with NI 45-106, and if the Shares are then listed on the TSX, in accordance with the TSX Company Manual (or any successor instrument):

(a)	no Award shall be granted to an Executive, and

(b)	if the Shares are then listed on the TSX, no Award shall be granted to a Related Person,

(2)	if, in the case of either (a) or (b) above, the Plan, together with all other previously established or proposed Share Compensation Arrangements of the Corporation, including any amendments thereto, could result, at any time, in:

(a)	the number of Shares reserved for issuance pursuant to Award granted to Related Persons exceeding 10% of the Outstanding Issue;

(b)	the number of Shares issued to Related Persons within a 12 month period, exceeding 10% of the Outstanding Issue;

(c)	the number of Shares issued to any one Related Person and that Related Person’s Associates, within a one-year period, exceeding 5% of the Outstanding Issue; and

(d)	the number of Shares reserved for issuance to any one Related Person and that Related Person’s Associates pursuant to Options exceeding 5% of the Outstanding Issue.

(3)	The Board shall not approve the grant of an Award to a registrant who is a Consultant in connection with services provided by the registrant relating to a distribution as defined in Section 1(1) of the OSA.

(4)	No fractional Share may be issued and the Board may determine the manner in which fractional Share value will be treated.

Section 1.7	Ceasing to be an Eligible Person

(1)	For the purposes of this Plan, a Participant will cease to be an Eligible Person on the earliest of:

(a)	the end of the notice period if the Corporation, or any Affiliated Entity, gives the Participant notice of termination of employment or the Participant gives the Corporation, or any Affiliated Entity, notice of resignation if, in either case, the Participant continues to work during the notice period;

(b)	the date on which the Corporation, or any Affiliated Entity, gives the Participant notice of termination of employment (with or without cause) and not the date on which any period of notice of termination (whether statutory, common law or contractual) expires, if the Participant does not work for the Corporation or an Affiliated Entity during the notice period;

(c)	the date on which the Participant gives the Corporation, or any Affiliated Entity, notice of resignation, if the Participant does not work for the Corporation or an Affiliated Entity during the notice period;

(d)	the date of the Participant’s retirement;

(e)	the date of the Participant’s death;

(f)	the date of the Participant’s Disability, which date is the last day of the applicable period during which the Participant is able to fulfil the Participant’s obligations to the Corporation (the “Date of Disability”);

(g)	the date on which the Participant otherwise fails to meet the criteria set out under the definition of an Eligible Person; and

(h)	in any other case, the actual date on which both the Participant and the Corporation, or any Affiliated Entity, had actual notice that the Participant’s employment would cease on a particular date.

For greater certainty, the above dates will apply whether or not the Participant receives or is entitled to receive any payment in lieu of notice.

(2)	A Consultant will cease to be an Eligible Person on the earliest of:

(a)	the expiration of the Consultant’s written contract with the Corporation or any Affiliated Entity of the Corporation; or

(b)	the termination by the Corporation or its Affiliated Entities, as applicable, of the Consultant’s contract with the Corporation or any Affiliated Entity of the Corporation whether with or without cause.

(3)	For purposes of Restricted Share Units, the Participant’s employment or service relationship will be considered terminated as of the date that is the earlier of (1) the date the Participant’s employment or service relationship is terminated, (2) the date the Participant receives notice of termination, or (3) the date the Participant ceases to actively provide services (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Board shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Restricted Share Units (including whether the Participant may still be considered to be providing services while on a leave of absence).

Section 1.8	Incentive Stock Option (ISO) Plan

(1)	Options granted under this Section 1.8 may be designated as “incentive stock options” (“ISOs”) within the meaning of section 422 of the United States Internal Revenue Code of 1986, as amended (the “US Tax Code”). Any Options not granted under this Section 1.8 as ISOs shall be granted as nonqualified stock options for the purposes of the US Tax Code. Any Options designated as ISOs shall be governed by this Section 1.8 and, to the extent of any inconsistency between the terms of this Section 1.8 and the Plan, the terms of this Section 1.8 shall govern.

(2)	The class of person who may be granted ISOs under this Section 1.8 shall, in addition to the limitations otherwise imposed by the Plan, be limited to those persons who are “employees” (within the meaning of section 3401(c) of the US Tax Code) of the Corporation or its “parent” or “subsidiary” corporations within the meaning of section 424(e) and (f), respectively, of the US Tax Code.

(3)	The exercise price of any Option granted under this Section 1.8 as an ISO shall not be less than the fair market value of the Shares at the time such Option is granted (determined in accordance with Section 422(c)(1) of the U.S. Tax Code and any regulations promulgated thereunder).

(4)	The aggregate number of Shares over which Options may be granted under this Section 1.8 or under the other provisions of this Plan to all Participants during the term of the Plan shall not exceed the number of shares reserved under the Plan pursuant to Section 1.5. Notwithstanding any other provision of this Section 1.8, any Option granted hereunder shall cease to be an ISO, and shall thereafter constitute a nonqualified stock option for the purposes of the US Tax Code, if this Plan is not approved by the shareholders of the Corporation within 12 months of its adoption. Subject in all instances to any shorter exercise period or option term set forth in the Plan or any Option Agreement, any Option granted under this Section 1.8 as an ISO shall not be exercisable after the expiration of ten years from the Date of Grant of such ISO.

(5)

To the extent that the aggregate fair market value of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans or schemes of the Corporation or its “parent” or “subsidiary” corporations within the meaning of sections 424(e) and (f), respectively, of the US Tax Code) exceeds US$100,000 as determined at the time of grant, such Options shall be treated, to the extent of the excess, as nonqualified stock options for the purposes of the US Tax Code. Furthermore, not more than 25% of the total number of Shares available for issuance under the Plan may be made subject to Options to any individual in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under section 162(m) of the US Tax Code.

(6)	No ISO may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own pursuant to the US Tax Code) stock possessing more than ten per cent. of the total combined voting power of all classes of stock of the Corporation (or its “parent” or “subsidiary” corporations within the meaning of sections 424(e) and (f), respectively, of the US Tax Code) unless (a) the exercise price of such ISO is at least 110 per cent of the fair market value of a Share at the Date of Grant of such ISO and (b) such ISO is not exercisable after the expiration of five years from the Date of Grant of such ISO.

(7)	If any Option granted under this Section 1.8 is exercised more than three (3) months after the date that the Participant was last employed by the Corporation (or by its “parent” or “subsidiary” corporations within the meaning of sections 424(e) and (f), respectively, of the US Tax Code), or in case the Participant becomes “disabled” (as defined by section 422(c)(6) of the US Tax Code) more than twelve (12) months after the date that the Participant was last employed by the Corporation (or by its “parent” or “subsidiary” corporations within the meaning of sections 424(e) and (f), respectively, of the US Tax Code), then such Option shall be treated as a nonqualified stock option for purposes of the US Tax Code.

(8)	Subject in all instances to the transfer restrictions contained elsewhere in the Plan and in any Option Agreement, any Option granted under this Section 1.8 as an ISO may not be transferred by the Participant other than by will or the applicable laws of descent and distribution, and any such Option granted under this Section 1.8 as an ISO shall only be exercisable, during the lifetime of the Participant, by the Participant.

(9)	Shares shall not be issued pursuant to the exercise of any Option granted under this Section 1.8 unless the exercise of the Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, involving, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, applicable State securities laws, and the requirements of any stock exchange upon which Shares may then be listed, and, at the discretion of the Board, shall be further subject to approval of counsel for the Corporation with respect to such compliance. None of the Corporation or any of its subsidiaries or affiliates shall have any obligation to register any Shares under the Securities Act or any applicable State law. Any stock certificates evidencing any Share issued pursuant to this Section 1.8 may bear a legend indicating that the transferability of the certificate and the Shares are restricted and subject to terms and conditions contained in this section or otherwise.

(10)	An ISO may not be granted after the earlier of the date that is (a) ten years after the date that the Plan is approved by the shareholders of the Corporation, or (b) ten years after the date that the Plan is adopted by the board of directors of the Corporation.

(11)	By accepting an ISO, a Participant agrees to notify the Company in writing within ten days after such Participant makes a “disqualifying disposition” (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any Shares acquired pursuant to the exercise of that ISO. A disqualifying disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted, or (b) the date one year following the date the ISO was exercised.

ARTICLE 2

FAIR VALUE

Section 2.1	Fair Value

(1)	Subject to this Article 2, unless otherwise determined by the Board, the purchase price of Shares subject to an Option granted pursuant to the Plan shall be determined by the Board on the Date of Grant. Unless otherwise determined by the Board, in the event that the Shares are not listed on any stock exchange or market, the purchase price of Shares subject to an Option granted under the Plan shall be not less than 100% of the fair market value of the Shares as determined in good faith by the Board at the Date of Grant, which fair market value will be the “Fair Value” for the purposes of this Plan. The Board may consider any evidence that it, in its sole discretion, determines to be helpful to it in determining Fair Value. The Board may determine a new Fair Value from time to time as, in its sole discretion, is warranted by the circumstances.

(2)	If the Corporation is a Public Company, “Fair Value” for the purposes of this Plan will be equal to the closing market price of the Shares on the TSX or other relevant stock exchange (as determined by the Board) on the last trading day preceding the Date of Grant. If there is no trading on that date, the “Fair Value” will be the average of the bid and ask on the last trading date preceding the Date of Grant.

ARTICLE 3

GRANTS OF OPTIONS

Section 3.1	Grants

(1)	The Board may grant Options to Eligible Persons. An Eligible Person may receive Options on more than one occasion under this Plan.

(2)	Subject to Applicable Rules, if the Corporation is a Public Company, the Chief Executive Officer and the Chief Financial Officer of the Corporation and any other officer of the

Corporation designated by the Board (each, a “Designated Officer”) is authorized to grant Options from time to time to Eligible Persons between meetings of the Board, subject to the ratification and approval of those grants by the Board at its next meeting; provided that those grants are otherwise made in accordance with the terms of the Plan and any guidelines set out by the Board. Any grants of Options that are not in accordance with those guidelines (but are otherwise in accordance with the terms of the Plan) may be made by a Designated Officer between meetings of the Board, subject to the approval of the Chair of the committee of the Board appointed to administer the Plan and the ratification and approval of those grants by the Board, at its next meeting. In all circumstances, the exercise price of Options granted in this manner will be established on the Date of Grant by the Designated Officer, in accordance with Section 2.1 of the Plan.

Section 3.2	Option Term

(1)	Options granted must be exercised by no later than the later of: (i) six years after the Date of Grant, and (ii) the date that is two years following the effective date of a registration statement or receipt date of a (final) prospectus of the Corporation, (or within any lesser period that the applicable grant, this Plan or any applicable regulatory authority may require) provided that, in no event shall an Option be exercised more than ten years after the Date of Grant. No Option may be exercised after its stated expiration.

(2)	The Board will determine when any Option will become exercisable and may determine that an Option will be exercisable in instalments. If not otherwise determined by the Board, an Option will vest as to one-quarter of the total number of shares subject to the Option on the first anniversary of the Date of Grant, and thereafter as to 1148th of the total number of Shares subject to the Option on the last day of each full month thereafter. Notwithstanding the foregoing, Options shall cease to vest when the Participant ceases to be an Eligible Person in accordance with Section 1.7.

(3)	If a Participant ceases to be an Eligible Person as a result of:

(a)	the termination of the Participant’s employment or engagement by the Corporation or any Affiliated Entity without cause, in accordance with Sections Section 1.7(1)(a)or Section 1.7(1)(b);

(b)	the date of the Participant’s retirement;

(c)	the date on which the Participant gives the Corporation or an Affiliated Entity notice of resignation, if the Participant does not work for the Corporation or an Affiliated Entity during the notice period;

(d)	the expiration or termination of a Consultant’s contract in accordance with Section 1.7(2); or

(e)	the date on which the Participant ceases to be an Eligible Person in accordance with Sections Section 1.7(1)(g) or Section 1.7(1)(h);

each Option held by the Participant which has vested on or prior to the Termination Date will cease to be exercisable sixty (60) days after the Termination Date unless otherwise determined by the Board.

(4)	If a Participant ceases to be an Eligible Person as a result of the termination of the Participant’s employment or engagement by the Corporation or an Affiliated Entity for cause, each Option held by the Participant which has vested on or prior to the Termination Date will cease to be exercisable immediately upon the date on which the Corporation or an Affiliated Entity gives the Participant notice of termination of employment, unless otherwise determined by the Board.

(5)	On the death of the Participant, the Participant or the legal representatives of the Participant, as the case may be, may exercise the Participant’s Options pursuant to Section 4.1 within 180 days after the date of the Participant’s death, but only to the extent that the Options were, by their terms, vested on the date of death.

(6)	On the Participant’s Date of Disability, the Participant may exercise the Participant’s Options, pursuant to Section 4.1, within 180 days after the Participant’s Date of Disability, but only to the extent that the Options were, by their terms, vested on the Participant’s Date of Disability.

(7)	Effective the Termination Date, any portion of an Option that has not vested on or prior to the Termination Date will no longer continue to vest or be exercisable.

(8)	Leave of absence - In the event a Participant takes an approved leave of absence (whether with or without pay), for more than thirty (30) days, but where the Participant returns to its employment, the vesting of the Options shall be deferred by the length of the absence (i.e. tolled), but the Option term will not be extended

Section 3.3	Receiving an Option

Every Participant will, as a pre-condition to any entitlement to any Shares, execute and be bound by the Option Agreement.

Section 3.4	Prohibition on Transfer or Pledge of Options

Options are personal to the Participant. No Participant may deal with any Options or any interest in them or Transfer any Options except in accordance with this Plan. A purported Transfer of any Options in violation of this Plan will not be valid and the Corporation will not issue any Share upon the attempted exercise of those Options. Subject to Applicable Rules, the Board may establish rules and procedures permitting the Transfer of Options in circumstances and on terms determined by the Board. The obligations of each Participant pursuant to the Plan and any Option shall be binding on his or its successors, permitted assigns, heirs, executors and administrators, as applicable.

Section 3.5	Amendment of Option Terms

The Board may by written action at any time: (i) terminate the Plan or make amendments to the Plan, or create or authorize any sub-Plan as contemplated by Section 8.13, or (ii) amend or modify any outstanding Option in any manner to the extent that the Board would have had the initial authority to grant the Option as so modified or amended, including without limitation, changing the date or the price at which an Option becomes exercisable, subject to any required approval by any applicable regulatory authority, and provided, in the case of (i) or (ii) above, that no such termination, amendment or modification shall adversely affect or impair any then outstanding Option without the consent of the Participant then holding such Option.

ARTICLE 4

EXERCISE OF OPTIONS

Section 4.1	Exercise of Option and Payment of Option Price

Subject to the provisions of the Plan, an Option maybe exercised from time to time by delivery to the Corporation at its office of a written notice of exercise substantially in the form attached hereto as Schedule “B”, addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised (the “Notice of Exercise”). The purchase price of each Share purchased under an Option shall, at the option of the Participant, be paid by bank draft or certified cheque. Upon receipt by the Corporation of payment in full and the completed Notice of Exercise, but subject to this Plan, the number of Shares in respect of which the Option is exercised will be issued as fully paid and non-assessable.

In the event that the Shares are not listed on a stock exchange as at the date of an exercise of an Option, it shall be a condition precedent to the exercise of any Option that the Participant agree to be bound by the terms of the Shareholders’ Agreement or any similar agreement generally applicable to all of the shareholders of the Corporation then in force.

ARTICLE 5

SHARES

Section 5.1	Prohibition on Transfer or Pledge of Shares

No Participant may, upon the exercise of any Option, deal with any Share or any interest in a Share or, so long as the Corporation is not a Public Company, Transfer any Share now or hereafter held by the Participant (in consequence of the exercise of the Option) except in accordance with this Plan. A purported Transfer of a Share in violation of this Plan will not be valid. Any Transfer in violation of this Plan will not be valid and:

(1)	the Corporation will not register, nor permit any transfer agent to register, any of the transferred Shares on the securities register of the Corporation;

(2)	no voting rights attaching to or relating to the transferred Shares may be exercised;

(3)	no purported exercise of voting rights attaching to the transferred Shares will be valid or effective; and

(4)	no dividend or distribution will be paid or made on a transferred Share.

Section 5.2	Buyback of Shares in Other Circumstances

If, an offer (the “Offer”) from any person (the “Offeror”) to purchase all of the Shares of the Corporation is received by the Secretary of the Corporation which has been accepted by parties to the Shareholders’ Agreement sufficient to trigger the drag-along (compulsory sale) provisions as set forth in the Shareholders’ Agreement, then the following procedures must be followed:

(1)	The Secretary will promptly give written notice (the “Offer Notice”) to each shareholder of the Corporation including a Participant setting out the material business terms of the Offer including without limitation,

(a)	a description of the material business terms of the Offer;

(b)	the procedure to be followed for the acceptance of the Offer; and

(c)	the consequences of acceptance.

(2)	The Participant must sell any Shares held by him to the Offeror in accordance with the Offer and this Plan. The Corporation is hereby irrevocably appointed the agent and attorney of the Participants for the purpose of effecting registration of the third party offeror as a shareholder and, if applicable, debtholder of the Corporation in completing the sale of the Shares of such Participants to the third party in accordance with this Section 5.4.

Section 5.3	Lock-Up Agreement

If requested in writing by the Corporation or any underwriter of the securities of the Corporation, each Participant shall agree not to sell or otherwise transfer or dispose of any of the Shares for a period not to exceed 180 days, following the effective date of a registration statement or receipt date of a (final) prospectus of the Corporation and, at the Corporation’s or such underwriter’s request, shall sign a lock-up agreement to such effect.

Section 5.4	Intermediaries

Subject to applicable law and all of the terms and provisions of the Plan, an Option, or Shares acquired on the exercise of an Option by a Participant, may be registered in the name of:

(1)	a subsidiary entity of any Eligible Person or a RRSP or RRIF established by such Eligible Person or under which such Eligible Person is a beneficiary;

(2)	a Consultant’s Consultant Company, Consultant Partnership, or a RRSP or RRIF established by or for the Consultant or under which the Consultant is a beneficiary; or

(3)	an Investment Administrator (such subsidiary entity, RRSP, RRIF, Consultant Company, Consultant Partnership or Investment Administrator being hereinafter referred to as an “Intermediary”).

The terms and provisions of the Plan and any Option shall apply mutatis mutandis to any Intermediary as if such Intermediary were a Participant. The obligations of each Intermediary pursuant to the Plan and/or any Option shall be binding on the Participant on behalf of or for the benefit of whom the Intermediary acts (the “Beneficiary”), and on such Beneficiary’s successors, assigns, heirs, executors or administrators, as applicable. The Participant shall do such acts and things and execute such instruments as are necessary or desirable to cause the Intermediary to comply with the terms and provisions of the Plan and/or any Option.

Section 5.5	Transfers to Personal Corporation or Trusts

(1)	Upon exercise of a Participant’s Option in accordance with the terms of this Plan, the Participant shall be entitled to transfer all (but not less than all) of his, her or its Shares, to a corporation or trust (the “Entity”) which is controlled by the Participant (the “Transferring Participant”), provided that the Corporation shall first have received each of the following:

(a)	a statutory declaration and warranty of the Transferring Participant stating that the Transferring Participant holds effective control of the Entity;

(b)	a certificate of the secretary or trustee of the Entity, setting forth the names of all of the beneficial shareholders, or beneficiaries of the Entity, together with their respective beneficial ownership or interest in the Entity;

(c)	an agreement executed by the Entity in favour of the Corporation and each of the Corporation’s shareholders other than the Transferring Participant (the “Remaining Shareholders”) pursuant to which the Entity shall agree:

(i)	to advise the Corporation and the Remaining Shareholders promptly upon any change in its beneficial ownership or interest; and

(ii)	to be bound by all of the terms, covenants, conditions and agreements contained in this Plan as fully and effectively as if the Entity had originally executed an Option Agreement as the Transferring Participant; and

(d)	an agreement executed by the Transferring Participant in favour of the Corporation and the Remaining Shareholders pursuant to which the Transferring Participant shall:

(i)	agree not to dispose of or transfer effective control of the Entity for so long as the Entity shall own any Shares; and

(ii)	guarantee the observance and performance of all of the terms and conditions contained in this Plan.

ARTICLE 6

RESTRICTED SHARE UNITS

Section 6.1	Grant of Restricted Share Units.

(1)	The Board may grant Restricted Share Units under the Plan to Eligible Persons subject to the terms, conditions and limitations set forth in the RSU Appendix.

(2)	The grant of a Restricted Share Unit shall be evidenced by a Restricted Share Unit Agreement.

(3)	Until the Shares subject to a Restricted Share Unit are issued, no right to vote or receive dividends or any other rights as a shareholder of the Corporation shall exist with respect to the Restricted Share Units to acquire Shares.

(4)	The grant of a Restricted Share Unit or the settlement of a Restricted Share Unit under the Plan shall not entitle such Participant to receive any subsequently granted Restricted Share Units.

ARTICLE 7

[RESERVED]

ARTICLE 8

GENERAL

Section 8.1	Merger or Sale

If there is:

(1)	an amalgamation or arrangement involving a change of control, or a consolidation or merger in which the Corporation is not the surviving corporation, or a transaction that results in the acquisition of substantially all of the Corporation’s outstanding Shares by a single person, entity or group of persons or entities acting in concert (a “combination”);

(2)	the sale or transfer of all or substantially all of the assets of the Corporation; or

(3)	a reorganization, dissolution or liquidation of the Corporation,

the Board, or the Board of any corporation assuming the obligations of the Corporation, will, having regard to its fiduciary duties and the best interests of the Corporation, as to outstanding Awards either:

(4)	provide that the Awards are assumed, or rights equivalent to the Awards are substituted, by the acquiring or succeeding corporation (or an affiliate);

(5)	upon written notice to Participants, provide that all unexercised Awards (both vested and unvested) will terminate immediately prior to the consummation of the merger, consolidation, acquisition, reorganization, liquidation, sale or transfer unless those Awards which have vested are exercised by respective Participants within a specified number of days following the date of the notice;

(6)	in case of a combination under the terms of which holders of Shares will receive cash and/or other consideration for each Share surrendered in the combination, provide for the delivery to each Participant of the cash and/or other consideration that the Participant would have received had the Participant exercised all of the Participant’s outstanding vested Awards immediately prior to the combination (less the amount the Participant would have been required to pay to the Corporation on that exercise, in cash and/or in a portion of any other consideration having a fair value equal to the amount), in exchange for the termination of all of the Participant’s vested and unvested Awards; or

(7)	take such other actions and combinations of the foregoing actions as it deems fair and reasonable under the circumstances.

In any case, the Board may, in its discretion, advance any waiting, vesting or instalment period and exercise date.

Section 8.2	Substitute Awards

The Corporation may grant Awards under the Plan in substitution for awards held by employees or directors or consultants of another corporation who become Eligible Persons as the result of a merger or consolidation of the employing corporation with the Corporation, or as a result of the acquisition by the Corporation of property or securities of the employing corporation. The Corporation may direct that substitute Awards be granted on terms and conditions that the Board considers appropriate in the circumstances and subject to Applicable Rules.

Section 8.3	Closing Procedures

If a purchase and sale of Shares is made pursuant to this Agreement, the following will apply, subject to any express provisions to the contrary:

(1)	Payment of Purchase Price and Delivery of Certificates. Payments on account of the purchase price will be made by negotiable cheque certified by a Canadian chartered bank or trust company or official bank draft drawn on a Canadian chartered bank or by a comparable financial authority, provided that if the Corporation is purchasing Shares and the Board determines, in its sole discretion, that payment in full would adversely affect the cash flow of the Corporation then, the Board may elect to make payment in whole or in part by promissory note which will provide for payment within a period (determined by the Board) of no greater than 12 months after the completion of the purchase and will bear interest at the prime rate as established from time to time by the Corporation’s principal Canadian bankers on the date of completion of the purchase.

(2)	Date and Time of Closing. If the date for completion of any transaction of purchase and sale falls on a day that is not a Business Day, the transaction will be completed on the first Business Day following that date. Closing will take place at 11:00 a.m. on the date for completion at the then head office of the Corporation.

(3)	Title. The acceptance by the vendor of payment (including an agreement to pay) for the Shares being purchased and sold will constitute a representation and warranty by the vendor that the vendor has good and marketable title to the Shares, free and clear of any lien, charge, pledge, encumbrance, security interest or adverse claim, except this Agreement. In addition, the vendor will deliver to the purchaser all documents, instruments and releases and do all acts and things as the purchaser may reasonably request, whether before or after completion of the transaction, to vest title in the purchaser.

Section 8.4	Attorney and Voting Trust

Each Participant hereby appoints the Chief Financial Officer of the Corporation, or, if the Chief Financial Officer is not a resident Canadian for tax purposes, such other resident Canadian (for tax purposes) officer of the Corporation as specified by the Board, (the “Trustee”) as the Participant’s attorney with respect to Shares held by such Participant with full power of substitution, in the name of the Participant but on behalf of and at the expense of the Trustee, to execute and deliver all deeds, transfers, assignments and assurances necessary to vote or act upon matters related to the Shares, including, without limitation, all matters set forth in Section 5.4. and including the delivery of the Shares to the Offeror in accordance with Section 5.4, and, in respect of any Non-Voting Common Shares held by the Participant, any class vote of the holders of Non-Voting Common Shares. The appointment, being coupled with an interest, is irrevocable by the Participant and will not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of the Participant. The Trustee will also vote or cause to be voted all of the Participant’s Shares at all times and in accordance with the vote of holders of a majority of Shares of the Corporation. The Participant hereby ratifies and confirms and agrees to ratify and confirm all that the Trustee may lawfully do or cause to be done by virtue of such appointment and power. The Participant shall have no claim or cause of action against the Corporation or the Trustee, or against any third party, as a result of the Trustee so acting as its attorney. The power of attorney granted hereunder shall be automatically terminated upon the effective date of a registration statement filed by the Corporation, or its successor in interest, with the U.S. Securities and Exchange Commission, or upon the issuance to the Corporation, or its successor in interest, of a receipt for a final prospectus by the Ontario Securities Commission or any other corresponding securities agency.

Section 8.5	Notation on Share Certificates

So long as the Corporation is not a Public Company, all Share certificates issued subsequently will have the following statement conspicuously noted on them:

“There are restrictions on the right to transfer the shares represented by this certificate as set out in the BTI Systems Inc. Amended and Restated 2012 Stock Option Plan, as the same may be amended or restated from time to time, and such shares may not be pledged, sold or otherwise transferred except in accordance with the BTI Systems Inc. Amended and Restated 2012 Stock Option Plan.”

Section 8.6	Share Certificates

So long as the Corporation is not a Public Company, any certificate representing Shares purchased by a Participant upon the exercise of an Option or issued to the RSU Participant must be endorsed in blank for transfer by the Participant and will be held by the Corporation as custodian for the Participant. The Corporation will issue to the Participant a Deposit Receipt.

Section 8.7	Beneficial Ownership

Notwithstanding the deposit of the Shares with the Corporation, the Shares will continue to be beneficially owned by the Participant in respect of whom the Shares were issued. The Corporation will hold the Shares as custodian for that Participant in accordance with this Agreement, and that Participant will, except as otherwise expressly provided in this Agreement, continue to enjoy all the rights of beneficial ownership relating to the Shares.

Section 8.8	Dividends, Changes in Shares, etc.

For purposes of the Options:

(1)	if the Corporation receives any certificates for securities issued by way of stock split or stock dividend upon or in exchange for any Shares held by it under this Agreement, the Corporation will hold the certificates in accordance with the terms of this Agreement and will issue Deposit Receipts representing the certificates to the registered holders of the then outstanding Deposit Receipts entitled to those certificates; and

(2)	all cash dividends and all other monies that may become due and payable to the Participant, whether by reason of dissolution, liquidation, disposition or otherwise, will be paid directly to the Participant, according to their respective interests as shown on the securities register of the Corporation.

Section 8.9	Capital Adjustments

If there is any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, consolidation, combination or exchange of shares, or other fundamental corporate change, other than the issuance of Shares by the Corporation for consideration, the Board may, subject to any prior approval required of any applicable regulatory authority and subject to Section 8.1, make an appropriate substitution or adjustment in:

(1)	the exercise price of any unexercised Options;

(2)	the number or kind of Shares reserved for issuance pursuant to this Plan; or

(3)	the number or kind of Shares subject to unexercised Options previously granted and in the exercise price of those unexercised Options;

provided, however, that no substitution or adjustment will obligate the Corporation to issue or sell fractional Shares. The determination of the Board, as to any adjustment or as to there being no need for adjustment, will be final and binding on all parties.

Section 8.10	No Special Employment Rights

Nothing contained in the Plan or in any Award will confer upon any Participant any right with respect to the continuation of the Participant’s employment by the Corporation or interfere in any way with the right of the Corporation at any time to terminate that employment or to increase or decrease the compensation of the Participant.

Section 8.11	Other Employee Benefits

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option and settlement of an RSU or the sale of Shares received upon an exercise of an Award will not constitute compensation with respect to which any other employee benefits of that Participant are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

Section 8.12	Non-Exclusivity

Nothing contained in this Plan will prevent the Board from adopting other or additional compensation arrangements for the benefit of any Eligible Person or Participant, subject to any required regulatory or shareholder approval.

Section 8.13	Authorization of Sub-Plans

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (a) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (b) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Corporation shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement. In connection with the foregoing, the Corporation has hereby established the BTI Systems 2012 Stock Incentive Plan Sub-Plan for California Participants, included herewith as Exhibit A to the Plan.

Section 8.14	Effect of Termination

If this Plan is terminated, the provisions of this Plan and any administrative guidelines and other rules adopted by the Board and in force when this Plan is terminated, will continue in effect as long as any Award, or any right pursuant to an Award, remains outstanding. However, notwithstanding the termination of this Plan, the Board may make any amendments to this Plan, or to any outstanding Award, that it would be entitled to make if this Plan were still in effect.

Section 8.15	Compliance with Applicable Legislation and Other Requirements

(1)	The Corporation is not obligated by this Plan or any grant under it to, and will not, take any action required, permitted or otherwise contemplated by this Plan except in accordance with Applicable Rules. The Board may postpone or adjust any exercise of any Award or the issue of any Shares pursuant to this Plan or refrain from taking any action or exercising any right required, permitted or contemplated by the Plan as the Board in its discretion may deem necessary in order to permit the Corporation to ensure compliance of this Plan or the issuance of Shares pursuant to it with Applicable Rules.

(2)	If the Shares are listed on a stock exchange, the Corporation will have no obligation to issue any Shares pursuant to this Plan unless the Shares have been duly listed, upon official notice of issuance, on that stock exchange.

(3)	If Applicable Rules prevent the exercise of an Option, the settlement of an RSU or the issue of a Share, the Board may, in addition to the rights referred to above, choose to address the economic value of a Participant’s rights in whatever manner it deems to be reasonable in the circumstances, and action taken by the Corporation in consequence of that determination will be deemed to have satisfied the Corporation’s obligations as they would otherwise have existed.

(4)	The Board shall endeavor in good faith to assure that that the terms of any Options shall be such that the Participant to whom such Options are awarded shall not be subject to the tax or interest charges imposed by Section 409A(a)(1) of the US Tax Code. No Option shall provide for deferral of compensation that does not comply with Section 409A of the US Tax Code, unless the Board, at the time of grant or any amendment or modification, specifically provides that the Option is not intended to comply with Section 409A of the US Tax Code. The Plan and each Option are hereby modified and limited as necessary to comply with applicable requirements of Section 409A of the US Tax Code. Notwithstanding the foregoing, neither the Corporation nor any member of the Board shall have any liability to a Participant, or any other party, if an Option that is intended to be exempt from, or compliant with, Section 409A of the US Tax Code is not so exempt or compliant or for any action taken by the Board.

Section 8.16	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory, has not been induced by any expectation of future or continued employment, appointment or engagement by the Corporation or any of its subsidiaries, and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

Section 8.17	Governing Law

This Plan shall be construed in accordance with the laws of the Province of Ontario, without regard to the conflict of laws principles of such jurisdiction, and the federal laws of Canada applicable therein.

Section 8.18	Effective Date

The Plan is effective as of March 28, 2013, the date the Plan was approved and adopted by the Board, and amended as of November 8, May 14, 2014, and January 24, 2016.

SCHEDULE “A” FORM OF OPTION AGREEMENT

BTI SYSTEMS INC.

AMENDED AND RESTATED 2012 OPTION PLAN AND LONG-TERM INCENTIVE PLAN

This Option Agreement is entered into between BTI Systems Inc. (the “Corporation”) and the Optionholder named below pursuant to the BTI Systems Inc. Amended and Restated 2012 Stock Option Plan and Long-Term Incentive Plan, as amended (the “Plan”), a copy of which is attached hereto, and confirms that:

On                      (the “Grant Date”);

                     (the “Optionholder”);

Was granted a non-assignable option to purchase                      [Common Shares/Non-Voting Common Shares] (the “Shares”) of the Corporation (the “Option”), exercisable as to 25% of the Shares subject to the Option on the first anniversary of the Grant Date and thereafter as to 1148th of the Shares subject to the option on the last day of every month thereafter until such time as the total number of Shares subject to the Option shall have vested;

At a price of $         per Share; and

For a term expiring at 5:00 pm on

all on the terms and subject to the conditions set out in the Plan. By signing this agreement, the Optionholder acknowledges that he or she has read and understands the Plan and agrees and accepts all the provisions thereof, including, without limitation, Section 5.2(Buyback of Shares in Other Circumstances) and Section 8.4 (Attorney and Voting Trust) of the Plan.

IN WITNESS WHEREOF the parties have caused this Option Agreement to be executed as of             , 20    .

BTI SYSTEMS INC.

Per:
Authorized Signing Officer

NAME OF PARTICIPANT:

SIGNATURE OF PARTICIPANT:

Address:

SCHEDULE “B” FORM OF NOTICE OF EXERCISE

BTI SYSTEMS INC.

(insert date of exercise)

BTI Systems Inc.

2000-1000 Innovation Drive

Kanata, Ontario K2K 3E7

Dear Sir:

Re: Stock Option Plan

Please be advised that I,                     , being the holder of an option to purchase                      [Common Shares/Non-Voting Common Shares] (the “Shares”) of BTI Systems Inc. (the “Corporation”) at the subscription price of $         per Share, hereby exercise my option to purchase (insert number of optioned shares to be purchased, being not less than 100 optioned shares at any one time, except where the remainder totals less than 100) of such Shares of the Corporation.

In connection with such exercise, I hereby acknowledge and agree that my purchase of the Shares is voluntary and has not been induced by any expectation of future or continued employment, appointment or engagement by the Corporation or any of its Subsidiaries.

I enclose my cheque payable to the Corporation for $         representing the full purchase price for the Shares. Please arrange for delivery to me of a certificate representing the Shares of the Corporation registered as follows:

Name in which certificate is to be registered:

full address of Participant:

NAME OF PARTICIPANT:

SIGNATURE OF PARTICIPANT:

EXHIBIT A

BTI SYSTEMS INC.

2012 STOCK OPTION PLAN

SUB-PLAN FOR CALIFORNIA OPTIONEES

The Board has adopted this sub-plan for purposes of satisfying the requirements of Section 25102 (of the California Corporate Securities Law of 1968, as amended and the regulations issued thereunder by the California Commissioner of Corporations (collectively, the “California Securities Law”):

Any grant of Options made under the Plan to a recipient who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions:

1.1 Additional Limitations on Options.

(a) Maximum Duration of Options and Plan. Subject to such shorter period of time as may be provided in the Plan or the applicable Option Grant documents, no Option may be exercisable for a period of more than 120 months from the date the option is granted. Subject to such further restrictions as may be set forth in the Plan, Options must be granted within ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier

(b) Minimum Exercise Period Following Termination. Unless a California Participant’s employment by the Corporation or any subsidiary of the Corporation is terminated for cause, in the event of termination of employment of such California Participant, he or she shall have the right to exercise an Option to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, as follows: (i) at least six months from the date of termination, if termination was caused by such California Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (ii) at least 30 days from the date of termination, if termination was caused other than by such California Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.2 Maximum Number of Shares. The total number of shares in the Corporation which may be issued to California Participants under the Plan shall not exceed the number of shares determined under Section 1.5 of the Plan.

1.3 Adjustment to Shares. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination, reorganization, merger, consolidation, exchange of shares, liquidation, spin-off, split-up, reclassification, or other distribution of the issuer’s equity securities without the receipt of consideration by the issuer, proportionate adjustments shall be made as appropriate to (i) the number and class of securities available for award under the Plan and the per-participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option and (iii) the number of shares allocated to an employee, director, manager or consultant under the Plan.

1.4 Transferability of Right to Purchase. At no time shall an employee’s, director’s, manager’s or consultant’s right to purchase Shares under the Plan be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom such right to purchase is granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and during the life of the California Participant, shall be purchasable only by the California Participant.

1.5 Securities Law Compliance. Each Option shall be granted in accordance with Rule 701 of the Securities Act of 1933, as amended. Notwithstanding the foregoing, Options may be granted under the Plan to any California Participant in accordance with any other registration exemption permitted under the California Securities Law or by qualification under such law, subject to such conditions as required by California law.

1.6 Shareholder Approval. The Plan must be approved by a majority of the outstanding securities of the Corporation entitled to vote by the later of (a) within twelve (12) months before or after the date the Plan is adopted by the Board, or (b) prior to or within twelve (12) months of the granting of any Option or the issuance of any Shares under the Plan; provided, however, that if the Corporation is a “foreign private issuer” (as defined by Rule 3b-4 of the Securities Exchange Act of 1934, as amended), the Plan need not be so approved by shareholders as long as the aggregate number of persons resident in the State of California granted Options under all Corporation option plans and agreements and issued securities under all Company purchase and bonus plans and agreements does not exceed 35 (taking into account the number of persons resident in California that are granted options or issued securities pursuant to Section 1.5 above)

1.7 Effective Date. This sub-plan became effective on September 21, 2012.

BTI SYSTEMS INC.

AMENDED AND RESTATED 2012 STOCK OPTION PLAN

AND LONG-TERM INCENTIVE PLAN

RSU APPENDIX

This RSU Appendix to the BTI Systems Inc. Amended and Restated 2012 Stock Option Plan and Long-Term Incentive Plan shall apply to Participants who are receiving an Award of Restricted Shares Units under the Plan. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this RSU Appendix.

Notwithstanding any provisions contained in the Plan to the contrary, the following terms shall apply to all Awards of Restricted Share Units.

1. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means: (i) prior to the closing (if any) of the transaction contemplated by the Arrangement Agreement (the “Closing”), the Board of Directors of BTI Systems Inc., and (ii) on and after the Closing, the Compensation Committee of the Board of Directors of the Company (or its delegate). The Administrator will have all the authority necessary or advisable for administering the Plan, including this RSU Appendix. The Administrator reserves the authority to delegate its administrative duties to the maximum extent allowable under Applicable Laws.

(b) “Applicable Laws” means the requirements relating to the administration of equity incentive plans, the grant of Awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, Canadian corporate and securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and under the laws, rules and regulations of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants may reside and/or work, as such requirements shall be in place from time to time.

(c) “Arrangement Agreement” means that certain Arrangement Agreement between the Corporation, 2498885 ONTARIO INC. and certain other parties dated on or about January 9, 2016.

(d) “Award” means a grant of Restricted Share Units.

(e) “Award Agreement” means the written or electronic agreement, in such form as the Administrator prescribes from time to time, setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan and this RSU Appendix.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer (provided that such entity is controlled in substantially the same proportions by the Company’s stockholders who held the Company’s securities immediately before such transfer), or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for the Company’s stock (provided that the value of the Company’s stock exchanged for such assets shall be substantially equal to or greater than the value of such assets, as determined by the Board), (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(h) “Company” means (i) prior to the Closing, BTI Systems Inc. and (ii) on and after the Closing, Juniper Networks, Inc., a Delaware corporation, or any successor thereto.

(i) “Company Group” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

(j) “Consultant” means any natural person engaged by the Company Group to render services and who is compensated for such services, but who is neither an Employee nor a Director.

(k) “Director” means a member of the Board of Directors of the Company.

(l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(m) “Employee” means any person, including Directors, employed by the Company or any member of the Company Group. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o) “Fair Market Value” means (i) prior to the Closing, the Fair Value and (ii) on and after the Closing, the closing sales price of a Share on the date of determination (or the mean of the closing bid and asked prices for a Share if no sales were reported) as reported by the New York Stock Exchange or such other source as the Administrator deems to be reliable. Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other non-Trading Day, the Fair Market Value will be the price as determined above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(p) “Parent” means a “parent corporation”, whether here or hereafter existing, as defined in Section 424(e) of the Code.

(q) “Participant” means a Service Provider who has been granted an Award of Restricted Share Units.

(r) “Plan” means the BTI Systems Inc. Amended and Restated 2012 Stock Option and Long-Term Incentive Plan, including this RSU Appendix.

(s) “Service Provider” means an Employee, Consultant or Director.

(t) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(u) “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (A) all federal, provincial, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation or other payroll taxes) that are required to be withheld by an entity in the Company Group, (B) any fringe benefit tax liability the responsibility for which the Participant has, or has agreed to bear, with respect to such Award or the Shares subject to the Award, and (C) any other taxes of an entity in the Company Group the responsibility for which the Participant has, or has agreed to bear, with respect to such Award or the Shares subject to the Award).

(v) “Trading Day” means a day on which the applicable stock exchange or national market system is open for trading.

2. Restricted Share Units.

(a) Grant. Restricted Share Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Share Units under the Plan, it shall advise the Participant in writing or electronically of the terms, conditions, and restrictions related to the grant, including the number of Restricted Share Units and the form of payout, which, subject to Section 2(a) hereof, may be left to the discretion of the Administrator. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Share Units to acquire Shares.

(b) Vesting Criteria and Other Terms. The Administrator shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Share Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Share Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Share Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Share Units shall be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, but only as specified in the Award Agreement, may pay earned Restricted Share Units in cash, Shares, or a combination thereof. If the Award Agreement is silent as to the form of payment, payment of the Restricted Share Units may only be in Shares.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Share Units shall be forfeited to the Company.

3. Leaves of Absence/Transfer Between Locations/Change of Status. Awards will be subject to the Company’s leave of absence policy adopted by the Administrator. A Participant will not cease to be a Service Provider in the case of (i) transfers between locations of the Company or other members of the Company Group, or (ii) a change in status from Employee to Consultant or vice versa.

4. Part-Time Service. Unless otherwise required by Applicable Laws, if as a condition to being permitted to work on a less than full-time basis, the Participant agrees that any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in connection with such transition to a less than a full-time basis, vesting shall be adjusted in accordance with such agreement. Such vesting shall be proportionately re-adjusted prospectively in the event that the Employee subsequently becomes regularly scheduled to work additional hours of service.

5. Non-Transferability of Awards. Except as determined otherwise by the Administrator in its sole discretion, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant (or the Participant’s guardian or legal representative).

6. Tax Provisions.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any Tax Obligations are due, the Company and/or any entity in the Company Group will have the power and the right to deduct or withhold, or require a Participant to remit to the Company and/or the appropriate entity in the Company Group, an amount sufficient to satisfy all Tax Obligations.

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may designate the method or methods by which a Participant may satisfy such Tax Obligations. As determined by the Administrator in its discretion from time to time, these methods may include one or more of the following (A) paying cash, (B) having the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the Tax Obligations, (C) delivering to the Company already-owned Shares having a fair market value equal to the Tax Obligations, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the

Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the Tax Obligations, (e) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the Tax Obligations, or (f) any other means which the Administrator, in its sole discretion, determines to both comply with Applicable Laws, and to be consistent with the purposes of the Plan. The amount of Tax Obligations will be deemed to include any amount that the Administrator agrees may be withheld at the time the election is made.

(c) Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

7. Adjustments; Dissolution or Liquidation; Merger or Change in Control. Notwithstanding anything in the Plan to the contrary, this Section 8 shall apply to all grants of Restricted Share Units.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares covered by each outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. Except as otherwise expressly provided herein or pursuant to an Award Agreement, no adjustment of any Award shall be made for cash dividends or other rights for which the record date occurs prior to the date issuance of any Shares subject to such Award.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator may provide that any Company forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. Section 8.1 of the Plan shall not apply to grants of Restricted Share Units and instead this Section 7(c) will apply to Restricted Share Units. In the event of a merger, amalgamation or arrangement involving a change of control of the Company with or into another corporation or entity or a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Awards, the Participant shall fully vest in such Awards which would not otherwise be vested. For purposes of this paragraph, an Award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the transaction, the consideration (whether stock, cash, or other securities or property) received in the transaction by holders of the Company’s common stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of the Company’s common stock in the merger or Change in Control.

8. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the employing entity’s right to terminate such relationship at any time, with or without cause. A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award. By accepting an Award hereunder, a Participant expressly acknowledges and agrees that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension, benefits, severance, redundancy, resignation or any other purpose.

9. Conditions Upon Issuance of Shares.

(a) Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, and may be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the payout of an Award, the Company may require the person receiving the Shares upon vesting, to render to the Company a written statement containing such representations and warranties as, in the opinion of counsel for the Company, may be required to ensure compliance with any of the aforementioned relevant provisions of law, including a representation that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required.

10. Miscellaneous.

(a) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(b) Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

(c) Clawback. An Award granted under the Plan will be subject to any provisions of Applicable Laws providing for the recoupment or clawback of incentive compensation; the terms of any Company recoupment, clawback or similar policy in effect at the time of grant of the Award; and any recoupment, clawback or similar provisions that may be included in the applicable Award Agreement.

(d) Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.